Exhibit 14.1

VenHub Global, Inc.

Code of Business Conduct and Ethics

Introduction

VenHub Global, Inc. (the “Company”) is committed to conducting its business with integrity, transparency, and in full compliance with all applicable laws and regulations. This Code of Business Conduct and Ethics outlines the standards of ethical behavior expected of all the Company employees, officers, and directors. Adherence to this Code is essential to maintaining the trust and confidence of our stakeholders.

Failure to comply with this Code may result in significant harm to the Company and may lead to disciplinary action, up to and including termination of employment and/or legal action, depending on the nature and severity of the violation.

I.	Reporting Violations: Employees have an affirmative duty to report any known, suspected, or potential violations of the Company’s standards of business conduct and ethics. Reports should be made to the employee’s supervisor, the Director of Human Resources, or through the alternative escalation points detailed in the Company’s Whistleblower Policy. Employees may report anonymously and without fear of retaliation, as provided by law.

II.	Standards of Business Conduct: The Company expects all employees to uphold the highest standards of ethical conduct. Employees must adhere to the following principles:

1.	Compliance with Laws: All employees must comply with applicable laws, rules, and regulations.

2.	Integrity and Honesty: Employees must perform their duties honestly and ethically.

3.	Respect for Others: Employees must respect their colleagues, customers, and others with whom they interact.

III.	Examples of Prohibited Conduct

The following are examples of conduct that violates the Company’s standards:

1.	Theft or Misappropriation: Unauthorized removal or possession of company or customer property.

2.	Falsification of Records: Intentional falsification of timekeeping, financial, or other records.

3.	Substance Abuse: Working under the influence of alcohol or illegal drugs, or possessing, distributing, or using such substances in the workplace.

4.	Violence and Harassment: Engaging in or threatening violence or harassment, including sexual harassment.

5.	Safety Violations: Failing to comply with safety or health regulations.

6.	Confidentiality Breaches: Unauthorized disclosure of business secrets or confidential information.

7.	Misuse of Company Assets: Using company equipment or resources for personal use without authorization.

8.	Conflict of Interest: Engaging in activities that conflict with the interests of the Company.

IV.	Maintaining a Safe and Productive Work Environment: The Company is committed to maintaining a workplace that is safe, inclusive, and free from harassment or discrimination. All employees are responsible for fostering a respectful and productive environment. This includes:

1.	Preventing Harassment and Discrimination: All forms of harassment and discrimination based on race, gender, age, sexual orientation, religion, disability, or any other protected characteristic are strictly prohibited.

2.	Violence Prevention: The Company will not tolerate violence or threats of violence in the workplace. Employees must report any concerns about violence or threats to their manager or Human Resources immediately.

3.	Health and Safety: Employees must adhere to all safety protocols and report any unsafe conditions.

V.	Confidential Information and Intellectual Property: During employment, employees may have access to confidential and proprietary information, including but not limited to customer data, business strategies, financial information, and trade secrets. Employees must:

1.	Protect Confidential Information: Use confidential information only for its intended purpose and do not disclose it to unauthorized persons.

2.	Return Company Property: Upon termination, all company property and confidential information must be returned.

VI.	Avoiding Conflicts of Interest: Employees must avoid any situation where personal interests could conflict with the interests of the Company. This includes:

1.	Outside Employment: Employees should not engage in outside employment or activities that could interfere with their duties or compete with the Company.

2.	Gifts and Entertainment: Employees must not accept gifts, favors, or entertainment exceeding nominal value ($1,000 or local equivalent) that could influence, or appear to influence, their business decisions. Any gifts above this threshold must be reported to Compliance for review.

VII.	Compliance with Antitrust Laws: The Company is committed to competing fairly and complying with all applicable antitrust and competition laws. Employees must not:

1.	Enter into Unlawful Agreements: Avoid agreements with competitors that could restrain trade or limit competition, such as price-fixing or market allocation.

2.	Misuse Market Power: Do not use the Company’s market position to unfairly exclude competitors or control prices.

VIII.	Prohibition of Improper Payments: The Company strictly prohibits all forms of bribery and corruption, whether direct or indirect, in any jurisdiction. Employees must not offer, promise, give, solicit, or receive any form of bribe, kickback, facilitation payment, or other improper benefit, including to or from public officials, private sector representatives, or any other parties, to gain an improper advantage or influence decisions.

IX.	Political Contributions and Activities: The Company does not make financial or in-kind contributions to political parties or candidates. Employees may participate in political activities in their personal capacity but must not use company resources or imply the Company’s endorsement.

X.	Enforcement and Accountability: All employees, officers, and directors are responsible for adhering to this Code. The Company will take prompt disciplinary action against anyone who violates these standards. This may include termination of employment and legal action if warranted.

XI.	Seeking Guidance and Reporting Concerns: Employees who have questions about the Code or need to report a potential violation should contact their supervisor, Human Resources, or use the anonymous reporting mechanisms outlined in the Whistleblower Policy.

XII.	Diversity and Inclusion: The Company values diversity and is committed to providing an inclusive environment where all individuals are treated with respect and dignity. Employees are expected to:

1.	Foster Inclusion: Promote a workplace that is inclusive of diverse backgrounds, perspectives, and experiences.

2.	Prevent Discrimination: Actively prevent discrimination or biased behavior against any employee or candidate based on race, color, religion, gender, sexual orientation, gender identity or expression, national origin, age, disability, or any other protected characteristic.

XIII.	Data Protection and Privacy: The Company is committed to protecting the privacy of employees, customers, and partners. Employees must:

1.	Safeguard Personal Data: Comply with all applicable privacy laws and company policies regarding the collection, use, and protection of personal data.

2.	Report Breaches: Immediately report any suspected data breaches or security incidents to the IT department and Data Protection Officer within 24 hours of discovery, in accordance with the Company’s Incident Response Plan.

XIV.	Environmental Responsibility: The Company recognizes its responsibility to protect the environment. Employees should:

1.	Sustainability Practices: Strive to minimize waste, reduce energy consumption, and support sustainable practices in the workplace.

2.	Compliance with Environmental Laws: Ensure all business activities comply with environmental laws and regulations.

XV.	Use of Social Media: The use of social media by employees should reflect the Company’s values and policies. Employees must:

1.	Responsible Use: Ensure that their social media activity does not disclose confidential information, harm the Company’s reputation, or violate securities laws regarding selective disclosure of material non-public information. All employees must comply with the Company’s Social Media Policy.

2.	Personal Views: Clarify that any opinions expressed are personal and not representative of the Company, especially when discussing work-related topics.

XVI.	Training and Awareness: To reinforce the importance of this Code and ensure understanding:

1.	Regular Training: The Company will provide regular training on the Code of Business Conduct and Ethics, ensuring all employees understand their responsibilities.

2.	Certification: Employees will be required to acknowledge their understanding and commitment to the Code annually.

XVII.	Audit and Monitoring: To ensure compliance with the Code:

1.	Internal Audits: The Company will conduct regular audits to monitor compliance with the Code and identify areas for improvement.

2.	Monitoring Mechanisms: The company will implement monitoring mechanisms to detect and prevent unethical or illegal activities.

XVIII.	Whistleblower Protections and Procedures: To protect employees who report concerns:

1.	Anonymous Reporting: Ensure there is a secure, confidential, and anonymous way for employees to report violations or concerns.

2.	Non-Retaliation Policy: Reinforce a strict non-retaliation policy to protect those who report violations in good faith from any form of retaliation or discrimination.

XIX.	Board of Directors’ Role and Oversight: To ensure accountability at the highest level:

1.	Oversight Responsibilities: The Board of Directors, through its designated committees, shall oversee the implementation and effectiveness of this Code and ensure that any significant issues are addressed promptly.

2.	Annual Review: The Code will be reviewed annually by the Board to ensure it remains relevant and effective.

XX.	Acknowledgment and Certification: To ensure all employees are aware of the Code:

1.	Employee Certification: All employees must certify that they have read, understood, and will comply with the Code upon hiring and on an annual basis.

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